Exhibit (e)(3)

AMENDMENT NO. 2

TO DISTRIBUTION AGREEMENT

(Thrivent Core Funds)

Thrivent Core Funds (“TCF”) and Thrivent Distributors, LLC (“TDL”) hereby agree that, with respect to the Distribution Agreement dated May 2, 2016 between TCF and TDL, as amended (the “Agreement”), effective November 10, 2017, the “Thrivent Core International Equity Fund” shall be deemed a “Fund” under the terms of the Agreement. A revised Schedule I is attached hereto.

THRIVENT CORE FUNDS

By:	/s/ David S. Royal
David S. Royal
President

THRIVENT DISTRIBUTORS, LLC

By:	/s/ Troy A. Beaver
Troy A. Beaver
Chief Executive Officer

SCHEDULE I

THRIVENT CORE FUNDS

Thrivent Core Short-Term Reserve Fund

Thrivent Core Emerging Markets Debt Fund

Thrivent Core International Equity Fund